Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Drills Another Three Successful Wells

Wednesday January 4, 8:00 am ET

Prolific Petrol-Neodesha Property Continues to Generate Strong Gas Sales

LAS VEGAS--(BUSINESS WIRE)--Jan. 4, 2006--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today that it has successfully completed the drilling of its third new well in December on its Petrol-Neodesha property in southeast Kansas. Petrol successfully drilled fourteen gas bearing coal bed methane (CBM) wells in Fiscal 2005 in Petrol-Neodesha, representing a 100% success rate. Petrol expects to continue an aggressive drilling program throughout 2006.

"We are quite pleased to close 2005 having drilled fourteen new CBM production wells in our Petrol-Neodesha properties," said Paul Branagan, Petrol's Chairman and CEO. "Although our field development program is focused on our Coal Creek property, where we are currently in a 40 plus well development program, Petrol-Neodesha is our producing field and thus each new well provides gas sales as quickly as we get them stimulated and connected to our gas gathering lines. Currently, we have 90 production wells in Petrol-Neodesha with 87 completed and connected to the sales line."

According to a December 31, 2004 Reserve Report, Petrol has gross Proved Reserves amounting to approximately 9.9 Billion cubic feet (BCF) within its Petrol-Neodesha properties. Petrol-Neodesha, located in the Thayer field, is a very active CBM gas producing area and lies within Wilson and Neosho counties, Kansas. Petrol currently produces natural gas from 87 producing wells in Petrol-Neodesha and has a 100% working interest in its wells. Petrol believes, with its recently completed financing, that it will be able to significantly increase the level of proven reserves.

Forward-Looking Statement: The statements in this press release regarding the newly drilled wells, amount of gas production being derived from the wells, continued drilling efforts, actual and anticipated market conditions, the actual size of and success of the Coal Creek development program, the ability of Petrol to add to its proven reserves, any implied or perceived benefits from the Company's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the Petrol-Neodesha properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300, Ext. 225

Source: Petrol Oil and Gas, Inc.